Exhibit 99.1

One Church Street

Suite 201

Rockville, MD 20850

301-315-0027

fax 301-315-0064

www.arganinc.com

May 14, 2012

Dear Fellow Shareholders,

In our last year’s letter to you, we anticipated that fiscal year 2012 would be a transition year for us. We were concerned about the substantial lack of revenue and bid activity in the first half of our 2012 fiscal year. Our fears materialized. During the second half of the fiscal year, we experienced substantial improvements in both net revenues and backlog.

Despite a decline in net revenues for Gemma Power Systems in fiscal 2012 to $133 million from $175 million in fiscal 2011, net income attributable to Argan, Inc. shareholders improved to $9.3 million from $7.8 million between fiscal years. The successful sale of Vitarich Laboratories, Inc. and the positive performance by Gemma in completing several large multi-year projects were responsible. Gemma also successfully built their backlog from $291 million to $415 million during the fiscal year.

The environment that we saw during fiscal 2012 is slowly improving. During the last year, we did not accept new jobs where the profit margins were too narrow to assume traditional construction costs. Caution turned out to be the right approach. Today’s environment is not exuberant, but a lot better than it was a year ago.

The trends in our fourth quarter results should give you a preview of the increased activity level for fiscal 2013. Substantial net revenues will be generated from the 800 MW Sentinel project in California as well as from the Woodville, Texas biomass facility.

The renewable energy business is very active for us for the remainder of this calendar year. The near term future of wind and solar energy remains a question. Activity levels in solar and wind in 2013 and beyond will depend on tax credits and other Federal and State incentive programs all of which will be influenced by the results of the Fall 2012 elections.

During last year, we made the decision to use a very small part of our large cash position to enhance our ability to land two large EPC contracts. We continue to financially support the activities of Moxie Energy (see note 6 to our consolidated financial statements) in its endeavor to develop two 800 MW gas fired power plants in the Marcellus Shale gas region of Pennsylvania. At this time, Moxie is involved in obtaining the necessary permits and procuring the development capital. The impact of these efforts will not be apparent until sometime next year.

We would like to thank our shareholders and employees for your support.

Sincerely,

/s/ Rainer Bosselmann
Rainer Bosselmann
Chairman and Chief Executive Officer